Exhibit 99.7
LAST UPDATED
7/26/07
Pinnacle West Capital Corporation
Earnings Variance Explanations
For the Three-Month and Six-Month Periods Ended June 30, 2007 and 2006
     This discussion explains the changes in our consolidated net income for the three-month and six-month periods ended June 30, 2007 and 2006. Unaudited Condensed Consolidated Statements of Income for the three months and six months ended June 30, 2007 and 2006 follow this discussion. We will file our Quarterly Report on Form 10-Q for the fiscal period ended June 30, 2007 on or before August 9, 2007. We suggest that this discussion be read in connection with the Pinnacle West Capital Corporation (“Pinnacle West”) Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Additional operating and financial statistics and a glossary of terms are available on our website (www.pinnaclewest.com).
EARNINGS CONTRIBUTION BY BUSINESS SEGMENT
     Pinnacle West’s two principal business segments are:
•	our regulated electricity segment, which consists of traditional regulated retail and wholesale electricity businesses (primarily electric service to Native Load customers) and related activities and includes electricity generation, transmission and distribution; and

•	our real estate segment, which consists of SunCor’s real estate development and investment activities.
     The following table summarizes income from continuing operations by segment for the three months and six months ended June 30, 2007 and 2006 and reconciles net income in total (dollars in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Regulated electricity	$71	$95	$74	$82
Real estate	—	8	8	30
Other (a)	8	8	12	10

Income from continuing operations	79	111	94	122
Discontinued operations — net of tax (b)	—	1	2	3

Net income	$79	$112	$96	$125

(a)	Primarily marketing and trading activity.

(b)	Primarily relates to sales of commercial properties.

PINNACLE WEST CONSOLIDATED — RESULTS OF OPERATIONS
General
     Throughout the following explanations of our results of operations, we refer to “gross margin.” With respect to our regulated electricity segment, gross margin refers to operating revenues less fuel and purchased power costs. “Gross margin” is a “non-GAAP financial measure,” as defined in accordance with SEC rules. Exhibit 99.10 reconciles this non-GAAP financial measure to operating income, which is the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). We view gross margin as an important performance measure of the core profitability of our operations. This measure is a key component of our internal financial reporting and is used by our management in analyzing our business. We believe that investors benefit from having access to the same financial measures that our management uses.
Deferred Fuel and Purchased Power Costs
     Our subsidiary, Arizona Public Service Company (“APS”), settled its 2003 general retail rate case effective April 1, 2005. As part of the settlement, the Arizona Corporation Commission (“ACC”) approved the Power Supply Adjustor (“PSA”), which permits APS to defer for recovery or refund fluctuations in retail fuel and purchased power costs, subject to specified parameters. In its June 28, 2007 general rate case order, the ACC modified the PSA in various respects, effective July 1, 2007. In accordance with the modified PSA, APS continues to defer for future rate recovery 90% of the difference between actual retail fuel and purchased power costs and the amount of such costs currently included in base rates, excluding certain costs. APS recovers PSA deferrals from its customers through the PSA, which is adjusted annually. See “APS General Rate Case and Power Supply Adjustor” in Item 8.01 of the Pinnacle West/APS Report on Form 8-K filed with the Securities and Exchange Commission on June 20, 2007 for additional information about the ACC order and the PSA modifications.
     The balance of APS’ PSA accumulated unrecovered deferrals at June 30, 2007 was approximately $137 million. APS expects to recover these deferrals through a combination of the PSA adjustor that took effect on February 1, 2007 and the temporary PSA surcharge discussed in the following paragraph. The recovery of PSA deferrals recorded as revenue is offset dollar-for-dollar by the amortization of those deferred expenses recorded as fuel and purchased power.
     APS recorded PSA deferrals of (a) $45 million related to replacement power costs in 2005 associated with Palo Verde outages (the “2005 Deferrals”) and (b) $79 million related to replacement power costs in 2006 associated with outages or reduced power operations at Palo Verde (the “2006 Deferrals”). In its June 28, 2007 order, the ACC (a) disallowed approximately $14 million, including accrued interest ($8 million after income taxes), of the 2005 Deferrals and (b) approved APS’ recovery of the balance of the 2005 Deferrals (approximately $34 million, including accrued interest) through a temporary PSA surcharge over a twelve-month period effective July 1, 2007. The ACC’s prudence review of 2006 Palo Verde outage costs has not yet been completed. APS believes the 2006 Deferrals were prudently incurred and, therefore, are recoverable.

Operating Results — Three-month period ended June 30, 2007 compared with three-month period ended June 30, 2006
     Our consolidated net income for the three months ended June 30, 2007 was $79 million compared with $112 million for the comparable prior-year period. Net income decreased $33 million in the period-to-period comparison, reflecting the following changes in earnings by segment:
•	Regulated Electricity Segment — Net income decreased approximately $24 million primarily due to income tax credits related to prior years resolved in 2006; a regulatory disallowance (see “Deferred Fuel and Purchased Power Costs” above); higher operations and maintenance expense related to fossil generation costs; the effects of weather on retail sales; and higher interest expense, net of capitalized financing costs, due to higher debt balances and rates. These negative factors were partially offset by higher retail sales primarily due to customer growth. In addition, higher fuel and purchased power costs were partially offset by the deferral of such costs in accordance with the PSA. See “Deferred Fuel and Purchased Power Costs” above.

•	Real Estate Segment — Net income decreased approximately $9 million primarily due to lower sales of residential property due to a slowdown in the western United States residential real estate markets.

Additional details on the major factors that increased (decreased) net income are contained in the following table (dollars in millions):

	Increase (Decrease)
	Pretax	After Tax
Regulated electricity segment gross margin:
Higher fuel and purchased power costs due to increased prices	$(27)	$(16)
Increased deferred fuel and purchased power costs	26	16
Regulatory disallowance (see “Deferred Fuel and Purchased Power Costs” above)	(14)	(8)
Effects of weather on retail sales	(7)	(4)
Higher retail sales primarily due to customer growth and usage patterns, excluding weather effects	10	6
Miscellaneous items, net	4	1

Net decrease in regulated electricity segment gross margin	(8)	(5)
Lower real estate segment contribution primarily due to decreased sales of residential property	(15)	(9)
Operations and maintenance increases primarily due to:
Generation costs, including greater fossil power plant maintenance outages	(8)	(5)
Miscellaneous items, net	(1)	(1)
Higher depreciation and amortization primarily due to increased plant balances	(4)	(2)
Lower other income, net of expense, primarily due to miscellaneous asset sales in the prior-year period	(4)	(2)
Higher interest expense, net of capitalized financing costs, primarily due to higher debt balances and rates	(5)	(3)
Income tax credits related to prior years resolved in 2006	—	(10)
Other miscellaneous items, net	2	4

Net decrease in net income	$(43)	$(33)

Regulated Electricity Segment Revenues
     Regulated electricity segment revenues were $1 million lower for the three months ended June 30, 2007 compared with the prior-year period primarily as a result of:
•	a $12 million decrease in Off-System Sales due to lower prices;

•	a $9 million decrease in retail revenues due to weather;

•	a $13 million increase in retail revenues primarily related to customer growth and usage patterns, excluding weather effects; and

•	a $7 million increase due to miscellaneous factors.
Real Estate Segment Revenues
     Real estate segment revenues were $64 million lower for the three months ended June 30, 2007 compared with the prior-year period primarily as a result of:

•	a $56 million decrease in residential property sales due to a slowdown in the western United States residential real estate markets;

•	a $4 million decrease in revenue primarily due to the timing of land parcel sales; and

•	a $4 million decrease due to miscellaneous factors.
Operating Results — Six-month period ended June 30, 2007 compared with six-month period ended June 30, 2006
     Our consolidated net income for the six months ended June 30, 2007 was $96 million compared with $125 million for the comparable prior-year period. Net income decreased $29 million in the period-to-period comparison, primarily reflecting the following changes in earnings by segment:
•	Regulated Electricity Segment — Net income decreased approximately $8 million primarily due to income tax credits related to prior years resolved in 2006; a regulatory disallowance (see “Deferred Fuel and Purchased Power Costs” above); higher interest expense, net of capitalized financing costs, due to higher debt balances; lower other income, net of expense, primarily due to miscellaneous asset sales in the prior-year period and decreased interest income; and higher depreciation and amortization expense primarily due to increased plant asset balances. The negative factors were partially offset by higher retail sales primarily due to customer growth and the effects of weather on retail sales. In addition, higher fuel and purchased power costs were partially offset by the deferral of such costs in accordance with the PSA. See “Deferred Fuel and Purchased Power Costs” above.

•	Real Estate Segment — Net income decreased approximately $22 million primarily due to lower sales of residential property due to a slowdown in the western United States residential real estate markets and the timing of land parcel sales.

Additional details on the major factors that increased (decreased) net income are contained in the following table (dollars in millions):

	Increase (Decrease)
	Pretax	After Tax
Regulated electricity segment gross margin:
Higher fuel and purchased power costs due to increased prices	$(42)	$(26)
Increased deferred fuel and purchased power costs	38	23
Regulatory disallowance (see “Deferred Fuel and Purchased Power Costs” above)	(14)	(8)
Effects of weather on retail sales	6	4
Higher retail sales primarily due to customer growth and usage patterns, excluding weather effects	20	12
Miscellaneous items, net	8	5

Net increase in regulated electricity segment gross margin	16	10
Lower real estate segment contribution primarily due to decreased sales of residential property and land parcels	(36)	(22)
Higher depreciation and amortization primarily due to increased plant asset balances	(6)	(4)
Lower other income, net of expense, primarily due to miscellaneous asset sales in the prior-year period and decreased interest income	(6)	(4)
Higher interest expense, net of capitalized financing costs, primarily due to higher debt balances and rates	(7)	(4)
Income tax credits related to prior years resolved in 2006	—	(10)
Other miscellaneous items, net	2	5

Net decrease in net income	$(37)	$(29)

Regulated Electricity Segment Revenues
     Regulated electricity segment revenues were $68 million higher for the six months ended June 30, 2007 compared with the prior-year period primarily as a result of:
•	a $48 million increase in retail revenues related to recovery of PSA deferrals, which had no earnings effect because of amortization of the same amount recorded as fuel and purchased power expense (see “Deferred Fuel and Purchased Power Costs” above);

•	a $26 million increase in retail revenues primarily related to customer growth and usage patterns, excluding weather effects;

•	a $9 million increase in retail revenues due to weather;

•	a $17 million decrease in Off-System Sales due to lower prices; and

•	a $2 million increase due to miscellaneous factors.

Real Estate Segment Revenues
     Real estate segment revenues were $95 million lower for the six months ended June 30, 2007 compared with the prior-year period primarily as a result of:
•	a $76 million decrease in residential property sales due to a slowdown in the western United States residential real estate markets; and

•	a $19 million decrease in revenue primarily due to the timing of land parcel sales.
Other Revenues
     Marketing and trading revenues were $10 million lower for the six months ended June 30, 2007 compared with the prior-year period primarily as a result of:
•	a $12 million decrease from lower competitive retail sales volumes in California; and

•	a $2 million increase due to miscellaneous factors.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	THREE MONTHS ENDED
	JUNE 30,		Increase (Decrease)
	2007	2006	Amount	Percent
Operating Revenues
Regulated electricity segment	$711,293	$712,718	$(1,425)	0.2%	W
Real estate segment	48,352	112,603	(64,251)	57.1%	W
Marketing and trading	92,637	89,925	2,712	3.0%	B
Other revenues	11,153	9,782	1,371	14.0%	B

Total	863,435	925,028	(61,593)	6.7%	W

Operating Expenses
Regulated electricity segment fuel and purchased power	270,337	263,944	6,393	2.4%	W
Real estate segment operations	46,174	98,412	(52,238)	53.1%	B
Marketing and trading fuel and purchased power	74,533	72,716	1,817	2.5%	W
Operations and maintenance	177,310	168,332	8,978	5.3%	W
Depreciation and amortization	92,835	89,297	3,538	4.0%	W
Taxes other than income taxes	34,757	32,700	2,057	6.3%	W
Other expenses	8,803	8,430	373	4.4%	W

Total	704,749	733,831	(29,082)	4.0%	B

Operating Income	158,686	191,197	(32,511)	17.0%	W

Other
Allowance for equity funds used during construction	5,195	3,633	1,562	43.0%	B
Other income	5,869	12,022	(6,153)	51.2%	W
Other expense	(3,269)	(5,815)	2,546	43.8%	B

Total	7,795	9,840	(2,045)	20.8%	W

Interest Expense
Interest charges	52,967	45,882	7,085	15.4%	W
Capitalized interest	(5,213)	(4,959)	(254)	5.1%	B

Total	47,754	40,923	6,831	16.7%	W

Income From Continuing Operations Before Income Taxes	118,727	160,114	(41,387)	25.8%	W

Income Taxes	40,231	49,271	(9,040)	18.3%	B

Income From Continuing Operations	78,496	110,843	(32,347)	29.2%	W

Income From Discontinued Operations Net of Income Taxes	498	1,311	(813)	62.0%	W

Net Income	$78,994	$112,154	$(33,160)	29.6%	W

Weighted-Average Common Shares Outstanding — Basic	100,229	99,221	1,008	1.0%

Weighted-Average Common Shares Outstanding — Diluted	100,779	99,640	1,139	1.1%

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations — basic	$0.78	$1.12	$(0.34)	30.4%	W
Net income — basic	$0.79	$1.13	$(0.34)	30.1%	W
Income from continuing operations — diluted	$0.78	$1.11	$(0.33)	29.7%	W
Net income — diluted	$0.78	$1.13	$(0.35)	31.0%	W
B — Better
W — Worse

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	SIX MONTHS ENDED
	JUNE 30,		Increase (Decrease)
	2007	2006	Amount	Percent
Operating Revenues
Regulated electricity segment	$1,247,344	$1,178,844	$68,500	5.8%	B
Real estate segment	125,602	220,457	(94,855)	43.0%	W
Marketing and trading	165,108	174,927	(9,819)	5.6%	W
Other revenues	20,516	21,006	(490)	2.3%	W

Total	1,558,570	1,595,234	(36,664)	2.3%	W

Operating Expenses
Regulated electricity segment fuel and purchased power	473,690	421,339	52,351	12.4%	W
Real estate segment operations	107,617	169,742	(62,125)	36.6%	B
Marketing and trading fuel and purchased power	132,477	146,891	(14,414)	9.8%	B
Operations and maintenance	348,888	346,759	2,129	0.6%	W
Depreciation and amortization	182,456	176,918	5,538	3.1%	W
Taxes other than income taxes	69,476	68,273	1,203	1.8%	W
Other expenses	17,291	16,952	339	2.0%	W

Total	1,331,895	1,346,874	(14,979)	1.1%	B

Operating Income	226,675	248,360	(21,685)	8.7%	W

Other
Allowance for equity funds used during construction	9,639	7,434	2,205	29.7%	B
Other income	8,642	17,489	(8,847)	50.6%	W
Other expense	(7,883)	(10,356)	2,473	23.9%	B

Total	10,398	14,567	(4,169)	28.6%	W

Interest Expense
Interest charges	103,959	93,408	10,551	11.3%	W
Capitalized interest	(10,020)	(8,983)	(1,037)	11.5%	B

Total	93,939	84,425	9,514	11.3%	W

Income From Continuing Operations Before Income Taxes	143,134	178,502	(35,368)	19.8%	W

Income Taxes	48,840	56,064	(7,224)	12.9%	B

Income From Continuing Operations	94,294	122,438	(28,144)	23.0%	W

Income From Discontinued Operations Net of Income Taxes	1,230	2,171	(941)	43.3%	W

Net Income	$95,524	$124,609	$(29,085)	23.3%	W

Weighted-Average Common Shares Outstanding — Basic	100,138	99,168	970	1.0%

Weighted-Average Common Shares Outstanding — Diluted	100,718	99,562	1,156	1.2%

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations — basic	$0.94	$1.23	$(0.29)	23.6%	W
Net income — basic	$0.95	$1.26	$(0.31)	24.6%	W
Income from continuing operations — diluted	$0.94	$1.23	$(0.29)	23.6%	W
Net income — diluted	$0.95	$1.25	$(0.30)	24.0%	W
B — Better
W — Worse